Exhibit 10.3

ATLANTIC EXPRESS TRANSPORTATION GROUP INC.
ATLANTIC EXPRESS TRANSPORTATION CORP.
7 North Street
Staten Island, New York 10302

As of March 1, 2005

Mr. Nathan Schlenker
357 Horning Road
Palaline Bridge, NY 13428

Dear Nat:

Reference is made to your Fourth Amended and Restated Employment Agreement, dated as of October 25, 2004 (the “Agreement”).

By this letter agreement, in consideration of the mutual agreements and covenants contained herein, we hereby agree to amend the Agreement as follows:

1.             Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. Commencing as of March 1, 2005 (the “Effective Date”), the Company shall employ the Executive, and the Executive agrees to serve, as Director of Finance of the Company, upon the terms and conditions herein contained during the Term (as defined below), and in such capacity the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors (the “Board”).

1.2. Exclusive Services. During the Term, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder without the consent of the Board, provided, however, the Executive may work one day a week from his home office in Palaline Bridge, New York.

1.3. Term of Employment. The “Term” of Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on December 31, 2006.

2.             Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2. SALARY

2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate equal to $321,366.30 per annum, payable monthly on or about the 15th day of each month in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.

2.2 Increase in Base Salary. On November 1, 2005, the Executive’s Base Salary shall be increased by a percentage which shall equal the greater of 3% or the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the 12-month period ended the immediately preceding October 31.

3.             Section 3.4 of the Agreement is hereby deleted in its entirety.

All other terms of your employment contract remain in full force and effect without any change or modification thereto.

Very truly yours,

Atlantic Express Transportation Group Inc.
Atlantic Express Transportation Corp.

	By:	/s/ Peter Frank
Peter Frank

Agreed and accepted:

/s/ Nathan Schlenker
Nathan Schlenker